Exhibit 3.2

APPENDIX II

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

of

SERIES C SENIOR CONVERTIBLE PREFERRED STOCK

for

DYNARESOURCE, INC.

DYNARESOURCE, INC., a Delaware corporation (the “Corporation”), does hereby state and certify that:

FIRST:        The name of the Corporation is DynaResource, Inc.

SECOND    The Corporation’s Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof of Series C Senior Convertible Preferred Stock (“Series C Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on June 29, 2015.

THIRD:       The Corporation filed a Certificate of Increase of Series C Senior Convertible Preferred Stock with the Secretary of State of the State of Delaware on July 14, 2020, to increase the number of shares constituting “Series C Senior Convertible Preferred Stock” to 1,734,992.

FOURTH:   The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions to amend the Series C Certificate of Designations as follows:

1.       Subsection 1(q) of the Series C Certificate of Designations is hereby amended in its entirety to read as follows:

““Maturity Date” means the date that is seven years after the Initial Issuance Date.”

2.       Subsection 6(d)(iii) of the Series C Certificate of Designation is hereby amended in its entirety to read as follows:

“(iii) Adjustment for Other Dividends and Distributions.  If the Corporation shall at any time or from time to time on or after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a non-cash dividend or other distribution payable in securities or property other than Common Shares, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders of Series C Preferred Shares shall receive upon conversions thereof, in addition to the number of Common Shares receivable thereon, the number of securities of the Corporation or other issuer (as applicable) or other property that they would have received had the Series C Preferred Shares been converted into Common Shares on the date of such event (provided, however, that, to the extent the right of a Holder of Series C Preferred Shares to participate in any such Distribution would result in such Holder of Series C Preferred Shares exceeding the Beneficial Ownership Limitation, then such Holder of Series C Preferred Shares shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Common Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder of Series C Preferred Shares until such time, if ever, as its right thereto would not result in such Holder of Series C Preferred Shares exceeding the Beneficial Ownership Limitation).”

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3.       Subsection 6(d)(iv) of the Series C Certificate of Designation is hereby amended to add the following to the end of Subsection 6(d)(iv):

“Notwithstanding anything herein to the contrary, to the extent that a Holder of Series C Preferred Shares’ right to participate in any such issuance of any Common Stock or Common Stock Equivalents would result in such Holder of Series C Preferred Shares exceeding the Beneficial Ownership Limitation, then such Holder of Series C Preferred Shares shall not be entitled to participate in such issuance to such extent (or beneficial ownership of such shares of Common Stock as a result of such issuance to such extent) and such issuance to such extent shall be held in abeyance for such Holder of Series C Preferred Shares until such time, if ever, as its right thereto would not result in such Holder of Series C Preferred Shares exceeding the Beneficial Ownership Limitation).”

4.       Subsection 6(d)(vi) of the Series C Certificate of Designation is hereby amended to add the following to the end of Subsection 6(d)(vi):

“Notwithstanding anything herein to the contrary, to the extent that a Holder of Series C Preferred Shares’ right to participate in any such issuance of any DynaMexico Shares or DynaMexico Share Equivalents would result in such Holder of Series C Preferred Shares exceeding the Beneficial Ownership Limitation, then such Holder of Series C Preferred Shares shall not be entitled to participate in such issuance to such extent (or beneficial ownership of such DynaMexico Shares as a result of such issuance to such extent) and such issuance to such extent shall be held in abeyance for such Holder of Series C Preferred Shares until such time, if ever, as its right thereto would not result in such Holder of Series C Preferred Shares exceeding the Beneficial Ownership Limitation).”

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5.       Section 6 of the Series C Certificate of Designation is hereby amended to add subsection (j) as follows:

“(j) Conversion Limitations. The Company shall not effect any conversion of Series C Preferred Shares, and a Holder of Series C Preferred Shares shall not have the right to convert any portion of its Series C Preferred Shares, pursuant to this Section 6, to the extent that after giving effect to such conversion as set forth in this Section 6, the Holder of Series C Preferred Shares (together with its Affiliates, and any other persons acting as a group together with such holder or any of its Affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Common Shares beneficially owned by the Holder of Series C Preferred Shares and its Affiliates and Attribution Parties shall include the number of Common Shares issuable upon conversion of any Series C Preferred Shares, but shall exclude the number of Common Shares which would be issuable upon exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder of Series C Preferred Shares or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(j), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by each Holder of Series C Preferred Shares that the Company is not representing to such Holder of Series C Preferred Shares that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder of Series C Preferred Shares is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6(j) applies, the determination of whether the Series C Preferred Shares are convertible (in relation to other securities owned by the Holder of such Series C Preferred Shares together with any Affiliates and Attribution Parties) and of which portion of the Series C Preferred Shares is convertible shall be in the sole discretion of the Holder of such Series C Preferred Shares, and the submission of any Conversion Notice shall be deemed to be such Holder’s determination of whether the Series C Preferred Shares are convertible (in relation to other securities owned by such Holder together with its Affiliates and Attribution Parties) and of which portion of such Series C Preferred Shares is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(j), in determining the number of outstanding Common Shares, a Holder of Series C Preferred Shares may rely on the number of outstanding Common Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company, or (C) a more recent written notice by the Company or transfer agent setting forth the number of Common Shares outstanding. Upon the written or oral request of a Holder of Series C Preferred Shares, the Company shall within one Business Day confirm orally and in writing to such Holder of Series C Preferred Shares the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including Series C Preferred Shares, held by such Holder and/or its Affiliates or Attribution Parties since the date as of which such number of outstanding Common Shares was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of Common Shares outstanding immediately after giving effect to the conversion of Series C Preferred Shares for Common Shares. Each Holder of Series C Preferred Shares, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(j); provided, that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of Common Shares outstanding immediately after giving effect to the conversion of the Series C Preferred Shares held by such Holder of Series C Preferred Shares and the provisions of this Section 6(j) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(j) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of any Series C Preferred Shares.”

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6.       Subsection 8(c) of the Series C Certificate of Designation is hereby amended to add subsection (ix) as follows:

“(ix) issue or authorize the issuance of any shares of Series C Preferred Stock to any entity or person.”

FIFTH:        This Certificate of Amendment to the Series C Certificate of Designations was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

[Remainder left blank; signature page follows.]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Series C Certificate of Designations to be executed by a duly authorized officer of the Corporation as of July 14, 2020.

DYNARESOURCE, INC.,

a Delaware corporation

By:

K.W. (“K.D.”) Diepholz

Chairman & CEO

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